Exhibit 10.17

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of December 5, 1996, is between ETHYPHARM S.A., a French Corporation, having offices at 21 rue Saint Mathieu, 78550 Houdan, France, (hereinafter ETHYPHARM) and Hoechst Marion Roussel, Inc., a Delaware Corporation, having offices at 10236 Marion Park Drive, Kansas City, Missouri 64137 (hereinafter HMRI).

ARTICLE I
BACKGROUND OF THE AGREEMENT

ETHYPHARM has developed certain technology relating to diltiazem formulations for the North American market that are bioequivalent to Cardizem CD®, but which may likely infringe HMRI’s PATENTS.  The ETHYPHARM formulations possess the advantage that while being bioequivalent to Cardizem CD®, they are smaller than CD, and thus easier for patients to swallow.  HMRI is interested in obtaining rights to these formulations, so that they may be marketed as line extensions to the current offering of Cardizem® products.  ETHYPHARM is interested in collaborating with HMRI so that its technology may be rapidly commercialized in U.S.A. by the rights provided herein.  Therefore the parties agree to the following terms and conditions.

ARTICLE II
DEFINITIONS

2.01                           “ETHYPHARM TECHNOLOGY”  The term “ETHYPHARM TECHNOLOGY” refers to:  a) the two formulations of diltiazem HCL that ETHYPHARM has currently developed that are bioequivalent to HMRI’s brand of Cardizem CD®; b) the know how and trade secrets necessary or desirable to commercially manufacture these formulations; c) all bioequivalence studies completed or underway with these formulations; d) all analytical work carried out on these formulations; e) any data package assembled or partially assembled that may be suitable for submission to the FDA; and e) all other information, know how, processes etc., that are either necessary or desirable, to receive approval by the FDA in the TERRITORY or is required for commercial production.

2.02                           “TERRITORY”  The term “TERRITORY” refers to Australia, New Zealand, the United States, its territories and possessions.  At the present time, ETHYPHARM cannot convey a non-exclusive license to HMRI for Canada.  If ETHYPHARM is able to so convey a license for the ETHYPHARM TECHNOLOGY within sixty (60) days, the term TERRITORY shall include Canada.  ETHYPHARM will use its best efforts to issue a non-exclusive license to HMRI for Canada.

2.03                           “NET SALES”  The term “NET SALES” shall mean the gross invoice amount billed for the DOSAGE FORM by HMRI (or an affiliate of HMRI or any licensee thereof) to customers (other than an affiliate of HMRI) in the TERRITORY, less trade, cash or quantity discounts actually allowed and taken, amounts repaid or credited by reasons of rejections, returns, or because of retroactive price reductions (given in the normal course of business), freight, insurance, and other transportation costs, rebates paid pursuant to governmental regulation and taxes on such sales of the daily dosage product, as normally deducted from sales by HMRI for financial reporting purposes.  The amount of NET SALES for any period shall be determined on the basis of sales recorded in the ordinary course on the books and records of HMRI (or an affiliate of HMRI) during such period consistent with past practice.

2.04                           “DOSAGE FORM”  The term “DOSAGE FORM” shall refer to a once-a-day diltiazem product which incorporates or utilizes the ETHYPHARM TECHNOLOGY.

2.05                           “AFFILIATE”  The term “AFFILIATE” shall refer to any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with one of the parties to this agreement.  For the purpose of the preceding sentence, the term control shall mean the possession, direct or indirect, of the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract, or otherwise.

2.06                           FDA refers to the United States Food and Drug Administration, or the equivalent Health Ministry Agency for Australia, New Zealand or Canada.

2.07                           “HMRI PATENTS”  The term “HMRI PATENTS” refers to certain patents that have issued in the United States to HMRI’s affiliate, Carderm Capital, and that are directed to sustained release formulations of diltiazem.  These include United States Patent No. 5,286,497, No. 5,470,584, and No. 5,439,689.  Corresponding applications or patents exist in Australia, Canada and New Zealand and are assigned to HMRI.

ARTICLE III
GRANT OF LICENSE

3.01                           ETHYPHARM hereby grants to HMRI, a non-exclusive license on ETHYPHARM’s TECHNOLOGY in the TERRITORY.  This license includes the right to make, have made, use, sell, offer for sale, export or import.

3.02                           ETHYPHARM has filed certain patent applications directed to its TECHNOLOGY in the TERRITORY.  In the event that any patents issue in the TERRITORY, then ETHYPHARM grants to HMRI a non-exclusive license under these patents.  This license shall include the right to make, have made, use, sell, offer for sale, import or export.

ARTICLE IV
ROYALTIES

4.01                           LICENSE EXECUTION FEE

HMRI shall pay to ETHYPHARM, the one time execution fee of {***}† for the exclusive rights granted immediately above. This payment shall be made by December 20, 1996.

4.02                           ROYALTIES FOR NEW DOSAGE FORMS OF CARDIZEM CD®

HMRI will utilize the ETHYPHARM TECHNOLOGY in order to introduce a new DOSAGE FORM of Cardizem CD® that it currently does not market. This new DOSAGE FORM shall initially be a 360mg Cardizem CD®.  The royalty rate for any new DOSAGE FORM, for a strength not currently on the market, shall be {***}† of the net sales of the new DOSAGE FORM in the TERRITORY.

4.03                           ROYALTIES ON OTHER EXISTING DOSAGE FORMS

The parties agree that HMRI shall be free, but not obligated, to use ETHYPHARM’s TECHNOLOGY to produce its currently existing once-daily diltiazem products. If HMRI shall use ETHYPHARM’s TECHNOLOGY to produce such DOSAGE FORMS, then the royalty shall be {***}† of net sales.

4.04                           MINIMUM ROYALTIES

For a period of 7 years, measured from the end of the quarter in which HMRI receives final approval from the FDA for the 360mg DOSAGE FORM, HMRI agrees to pay ETHYPHARM the following minimum royalties on this 360mg dosage form:

Year	Minimum Royalty (US$)

1	{***}†
2	{***}†
3	{***}†
4	{***}†
5	{***}†
6	{***}†
7	{***}†

The parties agree that after 7 years, all guarantees of a minimum royalty base shall cease. The royalty on the 360mg dosage form shall remain at {***}† of net sales. No minimum royalty shall be due on any other DOSAGE FORM OF CARDIZEM CD® except the 360mg dosage form.

4.05                           PAYMENT OF ROYALTIES AND FEES

Royalty payments to ETHYPHARM shall be made on a quarterly basis, and will be paid within 30 days of the close of each quarter. Each royalty payment shall be accompanied by a statement which shall set forth for each DOSAGE FORM: 1) the amount of sales of that

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

DOSAGE FORM; 2) the amount of royalty due thereon for that quarter, and; 3) all deductions taken in computing to arrive at NET SALES.

4.06                           REDUCTION OF ROYALTY IN EVENT ETHYPHARM GRANTS FURTHER LICENSES

The minimum royalty schedule agreed to in Section 4.04 shall be revised in the event that: 1) ETHYPHARM grants an additional license on the ETHYPHARM technology in the TERRITORY; or 2) if ETHYPHARM or one of its affiliates sells or offers for sale, a DOSAGE FORM in the TERRITORY.  This reduction in royalties shall apply to the entire year in which such an event shall occur. The schedule below should be interpreted such that the year refers to the number of years after launch and the royalty reduction (as in the year relating to the scheduled payment in 4.04.). Illustratively, if a license is granted in the third year, minimum  royalties are called for, even if that year is five years from the date of this Agreement, the royalty payment shall be on reference to year 3 of the schedules set forth herein, or {***}†. The new reduced minimum royalty schedule shall be:

Year after Launch	Minimum Royalty (US$)

1	{***}†
2	{***}†
3	{***}†
4	{***}†
5	{***}†
6	{***}†
7	{***}†

4.07                           RECORDS

HMRI agrees to keep records showing sales of the DOSAGE FORMS under the license granted herein in sufficient detail to enable royalties payable under sections 3.02 and 3.03 to be calculated. HMRI agrees to maintain these records for THREE (3) years after payment of the royalty. HMRI has no obligation to ETHYPHARM to maintain these records beyond this THREE (3) year period. HMRI agrees to permit its records to be inspected from time to time to the extent necessary to verify the accuracy of the reports specified in section 4.05. Such inspection shall be carried out at ETHYPHARM’s expense by an independent certified public accountant acceptable to HMRI, during normal business hours, at the location where HMRI routinely stores such records. The certified public accountant shall only report to ETHYPHARM the amount of royalties payable under this agreement.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE V
TERM

5.01                           The term of this Agreement shall run for Ten (10) years from the date of the launch of the initial DOSAGE FORM. If any patents issue on the ETHYPHARM TECHNOLOGY in the TERRITORY, then the life of this Agreement shall run until the expiration of the patent in the TERRITORY, provided that the DOSAGE FORM would literally infringe any claim of the issued patent, absent the license granted under Section 3.02. After the expiration of the Agreement, HMRI shall be free to use the ETHYPHARM TECHNOLOGY.

5.02                           If either party shall be in default of any obligation hereunder, or shall be adjudged bankrupt, or becomes insolvent, or makes an assignment for the benefit of creditors, or is placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this Agreement by giving sixty(60) day’s notice to the other party, specifying the basis for termination. If within sixty (60) days after receipt of such notice, the party who received notice shall remedy the condition forming the basis for termination, such notice shall cease to be operative, and this AGREEMENT shall continue in full force.

5.03                           HMRI shall have the right to cancel this AGREEMENT by December 20, 1996 on the basis of any information uncovered in its due diligence review, or if sufficient information is not provided during its due diligence review. If HMRI has paid the LICENSE EXECUTION FEE, then ETHYPHARM agrees to return these moneys to HMRI within 14 days of ETHYPHARM receiving notice of HMRI’s decision to cancel. ETHYPHARM shall not owe HMRI any interest for the period in which it is in receipt of this LICENSE EXECUTION FEE, provided it is returned within the 14 day period.

ARTICLE VI
TECHNOLOGY TRANSFER

6.01                           Within 60 days after the execution of this Agreement, ETHYPHARM shall make available to HMRI all of the ETHYPHARM TECHNOLOGY. The exact manner by which this disclosure shall occur will be decided by the technical personnel of HMRI after consultation with the technical personnel of ETHYPHARM. The goal of this disclosure shall be to provide the information it requires in order to be able to receive rapid approval of the DOSAGE FORM by the FDA. This disclosure will include, but not be limited to, information regarding the composition of the formulation, all biostudies carried out on the formulations including summaries as well as raw data, methods of manufacture, quality control assays, methods of storing, methods of packaging, etc. This disclosure will include written materials (in English) prepared by ETHYPHARM personnel, visits by HMRI personnel to ETHYPHARM’s facilities and visits by ETHYPHARM’s personnel to HMRI’s facilities in the. United States.

6.02                           HMRI will reimburse ETHYPHARM for the reasonable and customary expenses associated with the technology transfer. These expenses include internal costs, such as employee salaries and external costs, such as the travel expenses.  ETHYPHARM will obtain HMRI’s approval prior to incurring any expenses associated with the technology transfer. The technical personnel of HMRI will determine the most appropriate mechanism for estimating and approving costs associated with the technology transfer after consultation with ETHYPHARM.

ETHYPHARM will submit invoices to HMRI detailing its expenses for the technology transfer on a monthly basis. HMRI will reimburse ETHYPHARM for its expenses  associated with the technology transfer within 30 days of its receipt of the invoice.

6.03                           HMRI will be responsible for obtaining the appropriate approvals by the FDA in the TERRITORY. HMRI will use its best efforts to file the supplemental NDA on the initial DOSAGE FORM rapidly, and will have the supplemental NDA filed by July 1, 1998. HMRI will also be responsible for manufacturing the DOSAGE FORMS for sale in the TERRITORY. After completion of the TECHNOLOGY TRANSFER, ETHYPHARM agrees to continue to provide technical support to HMRI throughout the term of this agreement, when requested by HMRI.

6.04                           During the period in which HMRI is seeking FDA approval of the DOSAGE FORM, HMRI will keep ETHYPHARM advised of the status of the regulatory submission. Once final approval of the FDA is obtained for said DOSAGE FORM, HMRI will launch the product within 90 days of receiving final approval.

6.05                           FUTURE IMPROVEMENTS

During the term of this Agreement, ETHYPHARM will keep HMRI advised of any improvements to the ETHYPHARM TECHNOLOGY. HMRI shall be free to use these improvements for no additional consideration, Any improvement made to ETHYPHARM’s TECHNOLOGY by HMRI shall be the property of HMRI.

ARTICLE VII
LITIGATION AND PATENTS

7.01                           ETHYPHARM agrees to keep HMRI informed if it files patent applications on the ETHYPHARM TECHNOLOGY in the TERRITORY. ETHYPHARM also agrees to keep HMRI advised of the status of the prosecution of these patent applications in the TERRITORY.

7.02                           Each party shall notify the other party of any suspected infringement of the patents and shall inform the other party of any evidence of such infringement.

7.03                           In the event of an infringement, HMRI has the first right to bring suit under the patents at its own expense in ETHYPHARM’S name.  ETHYPHARM agrees to cooperate with HMRI in any such litigation, including providing witnesses, documents or items in response to discovery requests or to facilitate prosecution of the action.

If after One Hundred and Twenty (120) days, HMRI has not brought suit, then ETHYPHARM is free to institute suit at its own expense.  HMRI will cooperate with ETHYPHARM in any such action if it has any documents, witnesses, or items that are relevant to the action.

ARTICLE VIII
INDEMNIFICATION

8.01                           HMRI agrees to defend ETHYPHARM and hold ETHYPHARM harmless from any loss incurred or suffered, arising out of, or in connection with:

a)                                      the manufacture, sale, distribution, or packaging of any DOSAGE FORMS produced pursuant to this agreement including, without limitation, product liability claims;

b)                                     the filing, or the failure to file, any report, application, document, or information required to be filed regarding the DOSAGE FORM with the FDA, and;

c)                                      any claim, or related claim, based upon entering into this agreement with HMRI, whether instituted by a third party, or an agency of the United States government.

8.02                           In order for HMRI to incur this liability under section 8.01, ETHYPHARM must promptly notify HMRI of any third party claim or third party suit, which ETHYPHARM considers to fall within the provisions of section 8.01.  ETHYPHARM shall specify with particularity the basis of the claims or suit and provide HMRI with any information requested so that it may assess the claim.

8.03                           HMRI shall at its own expense assume the defense of such claim or suit, provided that ETHYPHARM, upon reasonable notice, consults and cooperates with HMRI regarding the suit, and any discovery requests.  ETHYPHARM agrees to provide witnesses, documents or items requested by HMRI, whether to comply with a discovery request, or to adequately defend the suit.  Failure to cooperate will extinguish HMRI’s obligations under section 8.01.

8.04                           HMRI shall control any such litigation and shall at its own sole discretion defend, settle or compromise the action.

ARTICLE IX
CONFIDENTIALITY

9.01                           HMRI is being provided with ETHYPHARM’s TECHNOLOGY which contains valuable know how and trade secrets.  During the technology transfer described in Article VI, ETHYPHARM will be exposed to valuable trade secrets and know how of HMRI’s which are utilized in the manufacture of Cardizem CD®.  Each party recognizes the confidential and proprietary nature of the others information and agrees to take the following steps to protect it.

9.02                           All written material transferred pursuant to this Agreement will be labeled confidential, if the owner considers such information confidential.  During any visits to manufacturing facilities pursuant to the technology transfer, the disclosing party will advise the recipient if it is being exposed to confidential information and the nature of the confidential information .  Each party agrees that any confidential information received from the other party will only be used for the transaction described by this agreement and for no other purpose.  Each party agrees not to disclose the other party’s confidential information to any third party.  The obligations of confidentiality do not prohibit submitting any information to the FDA, or other governmental agency, that is required for product approval or maintenance of such approval.

9.03                           The obligations of confidentiality and non-use will not apply to information which:

a)                                      can be shown by the recipient to have been in the public domain at the time of its receipt from the disclosor;

b)                                     subsequently comes into the public domain through no fault of the recipient;

c)                                      the recipient can show information was already in its possession prior to its disclosure hereunder, or;

d)                                     the information had previously been received from a third party who had not received it in confidence from the disclosor hereunder.

ARTICLE X
WARRANTIES AND REPRESENTATIONS

10.01                     ETHYPHARM represents and warrants that it has free, clear, and good title to the ETHYPHARM TECHNOLOGY and its granting a license to HMRI in the TERRITORY does not conflict with any previous or existing agreement.

10.02                     Each party represents and warrants that it has the power and authority to execute and deliver this agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

ARTICLE XI
MISCELLANEOUS

11.01                     Subject to any prior countervailing obligations for the duration of this Agreement, HMRI shall have a right of first refusal on all products and technology owned or acquired by ETHYPHARM for marketing in the TERRITORY, insofar as such products relate to the slow release of diltiazem, and its salts, esters and analogues.  This right of first refusal shall be such that no subject product or technology shall be offered for sale or distribution in the TERRITORY on terms more favorable than terms first offered to HMRI, and shall not be offered on terms equivalent to those first offered to HMRI, until HMRI has either failed or refused, for a period of one hundred eighty (180) days from the date of offer, to accept an offer to license, distribute or market in the TERRITORY.  This right of first refusal shall not apply to either Australia or Canada for the current Ethypharm diltiazem formulations currently marketed in Europe by ETHYPHARM and its licensees, which formulations are not bioequivalent to Cardizem CD.

11.02                     Neither party shall be liable for nonperformance or delay in performance due to any Act of God; act, regulation or law of any government; war; riot; civil commotion; destruction of production facilities or materials by fire, earthquake or storm; strike; labor disturbances; epidemic; failure of public utilities or common carriers; or any limitation requirement or prohibition imposed or required by the United States Food and Drug Administration or any other governmental agency having jurisdiction over the subject matter of this agreement.

11.03                     A.                                   Any notice, consent, authorization, communication of approval required to be given hereunder shall be effected by:  (i) depositing it in writing in Registered or Certified Mail, with the requisite postage affixed, addressed to the party notified, or (ii) transmitting it by telefax, confirmed by letter addressed to the party or notified; or (iii) personally delivering it in writing to the party notified, at the address of such party herein below set forth or at such latest address as may hereunder be given by such party in writing to the other for notice:

To:                              ETHYPHARM
ETHYPHARM S.A.
21 rue Saint Mathieu,
78550 Houdan, France

Attention:                                         Patrice Debregeas
President Directeur General

To:                              HMRI
Hoechst Marion Roussel, Inc.
10236 Marion Park Drive,
Kansas City, Missouri 64137
Attention:                                         Chief Legal Counsel

B.                                     Unless otherwise specified in this Agreement, the date of such deposit, transmission or delivery, respectively, shall be the date of such notice, consent, authorization, communication or approval.

11.04                     While the limitations and restrictions imposed by the parties herein upon each other are considered by the parties to be reasonable in all the circumstances, it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen, and, accordingly, if any such restrictions shall be adjudged to be void, but would be valid if part of the wording thereof were deleted or the period, if any thereof, reduced or the range of said restriction shall apply with such modifications as may be necessary to make it valid and effective, then the said Agreement shall be modified to make it valid; provided, however, that this agreement is not thereby rendered fundamentally different in its content or effect.

11.05                     All money amounts referred to in this Agreement are in U.S. Dollars, and payments may be made in U.S. Dollars.

11.06                     The parties hereto shall not assign or transfer, partially or entirely, any of their rights or interests or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.  However, either party to this Agreement may transfer this agreement to the surviving corporation resulting from either a corporate merger, corporate acquisition, or corporate reorganization.  This transfer shall have no effect upon any of the rights and obligations created under this Agreement, and the surviving corporation shall assume all of the rights and obligations of the entity it acquires.

11.07                     This Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, U.S.A.

11.08                     The headings for the Paragraphs of this agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

11.09                     Upon execution of this Agreement, neither party shall give any public notice or make any press announcement regarding this Agreement except such notice as may have been jointly developed and agreed upon by the parties.  Either party is free to refer to this Agreement in any regulatory filing required to be submitted to the SEC or any equivalent government agency.

IN WITNESS WHEREOF, each of the parties hereto, through their duly-authorized representative, has executed this Agreement on the day and year first above written.

HOECHST MARION ROUSSEL, INC.

By	(Signed)

Title

ETHYPHARM S.A.

By	(Signed)

Title

By	(Signed)

Title

éthypharm
Direction Générala et Médicale
194, Bureaux de la Colline
S2213 SAINT-CLOUD — FRANCE
Visioconference (33) 01 41 12 00 75
Tél. (33) 01 41 12 17 20
Fax (33) 01 41 12 17 30

HAND DELIVERED

Mr. Charles R. Struby
Director,
U.S. Commercial Development
Hoechst Marion Roussel, Inc.
10236 Marion Park Drive
Kansas City, MO  64134-0627
U.S.A.

Dear Charley:

This letter is given in reference to the Non-Exclusive License Agreement executed December 5, 1996.  As the Agreement specifies, Ethypharm is committed to using our best efforts to eliminate any contractual impediments to including Canada within the Territory as defined in Paragraph 2.02 of the Non-Exclusive License Agreement.  In the event that Ethypharm cannot accomplish this objective notwithstanding its best efforts, then the Minimum Royalties provided in Paragraph 4.04 shall be reduced to the following amounts:

Year	Minimum Royalty
1	{***}†
2	{***}†
3	{***}†
4	{***}†
5	{***}†
6	{***}†
7	{***}†

Dated this 5th day of December, 1996.

ETHYPHARM
/s/ Patrice Debrégeas
Patrice Debrégeas

/s/ Gérard Leduc
Gérard Leduc

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.